Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 7, 2012 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of SWS Group, Inc., on Form 10-K for the year ended June 29, 2012 and our report dated June 28, 2012 with respect to financial statements and supplemental schedule included in the Annual Report of SWS Group 401(k) Profit Sharing Plan on Form 11-K for the year ended December 31, 2011, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ Grant Thornton LLP

Dallas, Texas

March 6, 2013